1. Name and Address of Reporting Person
   Platten, Peter M.
   770 North Water Street
   Milwaukee, WI 53202
   USA
2. Issuer Name and Ticker or Trading Symbol
   Marshall & Ilsley Corporation (MI)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   8/2002
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   ( ) Officer (give title below) ( ) Other (specify below)
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   +-------+-----+-----------+------+----------+   Month        |   Indirect|   Owner-   |
|                                 |   Year)  |Code   |V    |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------+-----+-----------+------+----------+----------------+-----------+------------+
Common Stock                       08/07/2002 G       V     -2040       D      $0.0000                     D
Common Stock                       08/15/2002 S             -10000      D      $30.6553   141950 <F1>      D
Common Stock                                                                              5234             I           Spouse
Common Stock                                                                              85780            I           Peter Platten
                                                                                                                       Properties
Common Stock                                                                              5652             I           IRA Spouse
Common Stock                       08/15/2002 S             -15000      D      $30.6553   22721.788        I           IRA DRP
Common Stock                                                                              44184            I           401(K) Plan
Common Stock                                                                              48532            I           Irrev. Trust
Common Stock                                                                              129278           I           Family Trust
Common Stock                                                                              9170             I           IRA
Common Stock                       08/07/2002 G       V     170         A      $0.0000    3300             I           1998
                                                                                                                       Education
                                                                                                                       Trust
                                                                                                                       (Spouse)
Common Stock                       08/07/2002 G       V     170         A      $0.0000    2050             I           Education
                                                                                                                       Trust
Common Stock                       08/07/2002 G       V     170         A      $0.0000    1430             I           1999
                                                                                                                       Education
                                                                                                                       Trust
                                                                                                                       (Spouse)
Common Stock                       08/07/2002 G       V     170         A      $0.0000    1090             I           2000
                                                                                                                       Education
                                                                                                                       Trust
                                                                                                                       (Spouse)
Common Stock                       08/07/2002 G       V     170         A      $0.0000    680              I           2001
                                                                                                                       Education
                                                                                                                       Trust
                                                                                                                       (Spouse)

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Month   |(I)    |ship   |
+-------------+--------+----------+------+--+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+

Explanation of Responses:

<F1>
The share balances give effect to a 2-for-1 stock split in the form of a stock dividend paid on June 14, 2002.

SIGNATURE OF REPORTING PERSON
/s/ Ryan E. Daniels

DATE
09/04/2002